Exhibit 10.40
[Aetna Logo]

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
Thomas W. Weidenkopf
Executive Vice President and Chief
Human Resources Officer
Phone: 212-457-0752

December 22, 2017

Richard M. Jelinek
Executive Vice President, Enterprise Strategy
100 Park Avenue, 12th Floor
New York, NY 10017

Dear Rick,

In connection with the transactions contemplated by the Agreement and Plan of Merger dated as of December 3, 2017 among CVS Health Corporation, Hudson Merger Sub. Corp. and Aetna Inc., and in order to mitigate the potential adverse tax consequences to you under Section 280G and 4999 of the Internal Revenue Code arising from compensation that may become payable to you in connection with a termination of employment, we have agreed as follows:

•
The 2015 Performance Stock Unit Awards otherwise scheduled to vest on November 2, 2018, shall automatically, without further action of the Company or its Committee on Compensation and Talent Management, be fully vested (at 120% of the target number granted), accelerated and paid to you in Company shares (net of applicable taxes) on December 27, 2017.

•
The Restricted Stock Units otherwise scheduled to vest on November 2, 2018, shall automatically, without further action of the Company or its Committee on Compensation and Talent Management, be fully vested, accelerated and paid to you in Company shares (net of applicable taxes) on December 27, 2017.

We have agreed that the shares paid to you pursuant to this agreement are transferable on December 29, 2017 upon delivery to your UBS account (subject to normal Company preclearance procedures). We have also agreed that, if prior to November 2, 2018, the original vesting date of your 2015 Performance Stock Unit Award and Restricted Stock Units, your employment is terminated for cause or you voluntarily terminate your employment prior to such date, then promptly following such termination of employment, you will surrender to the Company the net after-tax shares issued to you pursuant to this agreement that would not have vested other than because of the acceleration provided to you pursuant to this agreement (or, if applicable, you will repay to the Company the net after-tax amount of cash received by you on any sale of such shares).

AETNA INC.		AGREED AND ACCEPTED

	/s/ Thomas W. Weidenkopf	/s/ Rick Jelinek
By:	Thomas J. Weidenkopf	Rick Jelinek

Dated:	12/27/17	Dated:	12/22/17